Exhibit 4
[Park National Corporation Letterhead]
December 1, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Re:	Park National Corporation – Registration Statement on Form S-4 related to 859,284 common shares issuable in connection with merger transaction contemplated by Agreement and Plan of Merger, dated to be effective as of September 14, 2006, between Park National Corporation and Vision Bancshares, Inc.
Ladies and Gentlemen:
          Park National Corporation, an Ohio corporation (“Park”), is today filing with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 in order to register 859,284 common shares, without par value, of Park issuable in connection with the merger transaction contemplated by the Agreement and Plan of Merger, dated to be effective as of September 14, 2006, between Park and Vision Bancshares, Inc. (“Park’s Form S-4”).
          Neither Park nor any of Park’s consolidated subsidiaries has outstanding any instrument or agreement with respect to its long-term debt under which the total amount of long-term debt authorized exceeds 10% of the total assets of Park and Park’s subsidiaries on a consolidated basis. In accordance with the provisions of Item 601(b)(4)(iii) of SEC Regulation S-K, Park hereby agrees to furnish to the SEC, upon request, a copy of each such instrument or agreement defining the rights of holders of long-term debt of any of Park’s consolidated subsidiaries, which is not being filed as an exhibit to Park’s Form S-4.

Very truly yours,

PARK NATIONAL CORPORATION

/s/ John W. Kozak

John W. Kozak
Chief Financial Officer